Exhibit 16.1

[Arthur Andersen LLP letterhead]

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

May 8, 2002

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 7, 2002 of ALLTEL Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:     Mr. Jeffery R. Gardner

         ALLTEL Corporation